Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
March 7, 2012	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. CONCLUDES TRANSFORMATIONAL YEAR

WITH SIGNIFICANT NEW BUSINESS ADDITIONS AND

STRONG FOURTH QUARTER AND FULL YEAR 2011 RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced highlights and results for the quarter and full year ended December 31, 2011.

•

The Company grew its servicing portfolio in 2011by 50% measured by number of accounts serviced on a pro forma combined basis, adding a record 430,000 accounts and finishing with a total of approximately 1,042,000 accounts serviced at the end of the year. The Company grew its UPB serviced on a pro forma combined basis by nearly 160% to $86 billion, with UPB additions totaling $57 billion in 2011.

•

Pro Forma Adjusted EBITDA for the year was $211 million, slightly above the high end of the previously provided guidance range for 2011. Based on the robust pipeline for expected new business and overall market conditions, the Company is reaffirming its 2012 Pro Forma Adjusted EBITDA guidance at a range of $225 million to $240 million.

•

Core earnings for the fourth quarter was $16.1 million after taxes, or $0.56 per diluted share, and Pro Forma Adjusted EBITDA was $55.0 million, both in-line with management’s expectations. Core earnings for the full year, which does not include Green Tree’s results in the first half of 2011, was $41.5 million after taxes, or $1.50 per diluted share.

•

The reported GAAP net loss for the fourth quarter was $3.9 million, or $0.14 per diluted share. Adjusted for certain charges related to the Green Tree acquisition totaling $4.5 million, or $0.16 per diluted share, income was $0.6 million, or $0.02 per diluted share, for the quarter. The reported GAAP net loss for the year ended December 31, 2011 was $69.3 million, or $2.51 per diluted share. These results also reflected charges related to the transaction totaling $77.2 million, or $2.80 per diluted share. Income for the full year adjusted for these charges was $7.9 million, or $0.29 per diluted share. The adjustments for certain charges include adjustments for income tax expense related to the Company no longer qualifying as a REIT and transaction and integration-related costs associated with the acquisition of Green Tree.

“We are extremely pleased with our accomplishments in 2011,” stated Mark J. O’Brien, Walter Investment’s Chairman and CEO. “We completed the acquisition of Green Tree in July and added a record volume of new business during the year, all on a subserviced basis. We expect this new business to contribute solidly to profitability in 2012 and beyond, adding a strong base of business to the portfolio and providing recurring fee and incentive revenues. We believe this book of business will serve to underpin the sustainability of our business and provide a platform on which to add further profitable growth in 2012.”

Walter Investment completed its acquisition of Green Tree, a fee-based business services company providing specialized servicing of credit-sensitive residential loans, on July 1, 2011. The acquisition was made against a backdrop of what are believed to be a number of very positive trends within the industry, including strong secular

3000 Bayport Drive, Suite 1100, Tampa, Florida 33607

813.421.7600 www.walterinvestment.com

movement toward specialty servicers. In addition, against an ever changing regulatory backdrop, regulatory compliance has become an increasingly important factor to success in the business. The Company remains deeply committed to enhancing both the levels of servicing and regulatory compliance it provides, in addition to the value added to credit sensitive assets through the application of high-touch servicing protocols.

“There continues to be significant change occurring on many fronts within our sector which represent positive trends and highlight the growing opportunity and role for specialty servicers for both the near and long term,” added O’Brien. “ Walter Investment, through its Green Tree subsidiary, is well positioned as a compliance-focused, value-added specialty servicer, which we believe will provide opportunities for significant growth and success in the coming years.”

Fourth Quarter 2011 Financial and Operating Highlights

The Company’s results for all periods presented reflect the results for Walter Investment, with the results for Green Tree included only for the post-acquisition period since July 1, 2011. In most cases, material changes from prior periods are attributable to the acquisition of Green Tree.

•

Core earnings after taxes for the fourth quarter was $16.1 million, or $0.56 per diluted share. The reported GAAP net loss before income taxes of $3.3 million was adjusted for $21.2 million of depreciation and amortization costs from a step-up in basis related to business combination transactions, transaction and integration related costs of $4.3 million, shared-based compensation expense of $2.3 million, and the net impact of the consolidated Non-Residual Trust Variable Interest Entities (“VIEs”) of $3.2 million.

•

During the quarter, Walter Investment generated cash of $33.7 million from operations and ended the quarter with liquidity of $77.4 million, including cash of $32.7 million and availability on our revolver of $44.7 million. Payments of $34.7 million were made to reduce outstanding Company indebtedness during the quarter.

Total revenue for the fourth quarter was $155.9 million as compared to $46.8 million in the year-ago period. Results for the current quarter reflect the addition of $91.9 million of servicing revenue and fees, $19.7 million of insurance revenue and $4.1 million of other income, generated primarily by Green Tree’s operations. Total revenue was up 3% sequentially from the third quarter on higher servicing revenue and fees and increased insurance revenue.

Total expense increased from $38.7 million in the fourth quarter of 2010 to $161.3 million in the fourth quarter of 2011. This year-over-year increase includes the operating and overhead costs, including salaries and benefits and general and administrative expenses, of Green Tree. Expenses for the fourth quarter of 2011 also included $26.5 million of increased depreciation and amortization expense, $21.0 million of higher interest expense on corporate debt and $4.3 million of transaction and integration-related costs associated with the Green Tree acquisition. Total expenses increased 5% sequentially from the third quarter due to costs associated with the growth of the servicing portfolio.

Servicing

The Servicing segment generated revenue of $93.5 million in the fourth quarter, which included $74.4 million of servicing fees, $11.0 million of incentive and performance-based fees, and $7.0 million of ancillary and other fees. Expense for the Servicing segment was $82.4 million, which included $17.8 million of depreciation and amortization costs resulting from Walter Investment’s acquisition of Green Tree. The segment generated income before income taxes of $10.8 million for the quarter ended December 31, 2011. The Servicing segment’s core earnings before income taxes for the fourth quarter was $30.4 million after adjusting for the impact of the step-up depreciation and amortization, share-based compensation expense and non-cash interest expense. This compares to core earnings before income taxes of $32.4 million in the third quarter.

Asset Receivables Management (“ARM”) and Insurance

The ARM segment generated revenue of $7.1 million and expense of $6.3 million in the quarter ended December 31, 2011. Core earnings before income taxes was $2.9 million after adjusting for step-up depreciation of $2.0 million and a minimal amount of share-based compensation expense. This was in-line with core earnings before income taxes for ARM of $2.8 million in the third quarter.

Walter Investment’s Insurance segment generated revenue of $20.6 million, offset by expenses of $14.9 million for the fourth quarter. Insurance segment income before income taxes for the quarter was $5.7 million. Segment core earnings before income taxes was $7.8 million for the quarter ended December 31, 2011, as compared to $7.3 million in the third quarter.

Loans and Residuals

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $40.2 million for the fourth quarter of 2011, in-line with interest income generated in the third quarter of 2011. Total expense for the segment was $35.4 million, including $24.2 million of interest expense on securitized debt. The Loans and Residuals segment generated income before income taxes of $6.0 million and pre-tax core earnings of $5.1 million for the fourth quarter of 2011. This compares to income before income taxes of $4.2 million and pre-tax core earnings of $4.8 million for the third quarter.

Performance of the Walter Investment legacy portfolio included delinquencies of 5.60% at December 31, 2011, 30 bps higher as compared to those at September 30, 2011, consistent with historical seasonal movement in these metrics. The delinquency rate was 92 basis points higher than the 4.68% ratio at the end of last year, largely reflecting the higher expected rates of delinquencies for loans acquired at significant discounts in 2010 and 2011. Loss severities for the Walter Investment legacy portfolio for the fourth quarter were 19.1%, as compared to 17.6% in the third quarter and 14.4% in the prior year period. Increased loss severities reflect declines in home values within the portfolio, as well as actions to reduce the level of REO inventory, including aged REO. REO inventory levels have been reduced by 19% over the course of the year.

Outlook

Walter Investment believes that its success in adding new business since the mid-year 2011 acquisition of Green Tree is validation of both the secular trends occurring in the industry and management’s outlook for the sector for the next several years. The Company’s business development pipeline remains strong, and we expect that it will continue to grow and mature along with the opportunities in the market. Based on these anticipated pipeline and market opportunities, as well as a number of other factors, the Company continues to anticipate Pro Forma Adjusted EBITDA for 2012 to be in the range of $225 million to $240 million, an increase of between 7% and 14% over Pro Forma Adjusted EBITDA for 2011 of $211.0 million.

“We expect to see our business development pipeline grow and mature, and we remain confident in our ability to add another layer of growth to the platform this year,” said Mr. O’Brien. “As we continue to layer on expected additional business to the platform in successive years, the true earnings power of the company will become clear.”

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is presented in accordance with its definition in the Company’s credit agreements and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Pro Forma Adjusted EBITDA also includes an adjustment to reflect synergies and, for periods prior to the acquisition, adjustments to reflect Green Tree as having been acquired at the beginning of the year.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter an full year results and other general business matters during a conference call and live webcast to be held on Wednesday, March 7, 2012, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

Safe Harbor Statement

Certain statements in this report, including matters discussed under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” should be read in conjunction with the financial statements, related notes, and other detailed information included elsewhere in this Annual Report on Form 10-K. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, which could cause actual results, performance or achievements to differ materially from future results, performance or achievements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described in our Current Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2011 under the caption “Risk Factors,” and in our other securities filings with the Securities and Exchange Commission.

In particular (but not by way of limitation), the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular;

•	conditions or otherwise;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	our ability to successfully integrate the Green Tree business into our historical business and to achieve expected synergies;

•

risks related to the financing incurred in connection with the acquisition of Green Tree, including our ability to achieve cash flows sufficient to carry our debt and otherwise to meet the covenants of our debt;

•	the occurrence of anticipated growth of the specialty servicing sector;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	our ability to raise capital to make suitable investments to offset run-off in the portfolios we service and to grow our business;

•	changes in federal, state and local policies, laws and regulations affecting our business, including mortgage financing or servicing, and changes to our licensing requirements;

•	changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•

uncertainties related to regulatory pressures on large banks related to their mortgage servicing, as well as regulatory pressure on the rest of the mortgage servicing sector, including increased performance standards and reporting obligations;

•	changes in regards to the rights and obligations of property owners, mortgagors and tenants;

•

our ability to remain qualified as a government-sponsored entity approved servicer or component servicer, including the ability to continue to comply with the government-sponsored entities’ respective servicing guides;

•	uncertainty relating to the status of government-sponsored entities;

•	uncertainty related to inquiries from government agencies into past servicing, foreclosure, loss mitigation, and lender-placed insurance practices;

•

uncertainties related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs, delays or moratoria in the future or claims pertaining to past practices;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third-party claims against the Company;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to programs of government-sponsored entities or various regulatory authorities;

•	changes to our insurance agency business, including increased scrutiny by government regulators on lender-placed insurance practices;

•

the effect of Company risk management strategies, including the management and protection of the personal and private information of our customers and mortgage holders and the protection of our information systems from third-party interference (cyber security);

•	changes in accounting standards;

•	our continued listing on the NYSE Amex;

•	the ability or willingness of Walter Energy, Inc. and other counterparties to satisfy material obligations under agreements with us; and

•	other presently unidentified factors.

All forward looking statements set forth herein are qualified by these cautionary statements and are made only as of the date hereof. We undertake no obligation to update or revise the information contained herein, including any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2011

($ in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Reclassifications and Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$92,386	$7,149	$—	$—	$—	$(7,617)	$91,918
Interest income on loans	—	—	—	40,171	—	—	40,171
Insurance revenue	—	—	20,065	—	—	(321)	19,744
Other income	1,111	—	490	—	2,466	—	4,067

Total revenues	93,497	7,149	20,555	40,171	2,466	(7,938)	155,900
EXPENSES:
Interest expense	1,659	—	—	24,241	20,957	—	46,857
Depreciation and amortization	22,879	2,042	1,735	—	20	—	26,676
Provision for loan losses	—	—	—	2,651	—	—	2,651
Allocated indirect costs	14,482	1,069	7,548	—	391	—	23,490
Other expenses, net	43,334	3,237	5,618	8,551	8,866	(7,938)	61,668

Total expenses	82,354	6,348	14,901	35,443	30,234	(7,938)	161,342
OTHER GAINS (LOSSES):
Net fair value gains (losses)	(298)	—	—	1,305	(655)	—	352
Other	—	—	—	—	1,758	—	1,758

Total other gains (losses)	(298)	—	—	1,305	1,103	—	2,110

Income (loss) before income taxes	10,845	801	5,654	6,033	(26,665)	—	(3,332)

Core Earnings:
Step-up depreciation and amortization	17,844	1,990	1,365	—	—	—	21,199
Transaction and integration costs	—	—	—	—	4,340	—	4,340
Net impact of Non- Residual Trusts	—	—	—	—	3,170	—	3,170
Share-based compensation expense	1,453	109	597	—	124	—	2,283
Non-cash interest expense	298	—	179	687	—	—	1,164
Other	—	—	—	(1,646)	(1,304)	—	(2,950)

Total adjustments	19,595	2,099	2,141	(959)	6,330	—	29,206

Core earnings before income taxes	30,440	2,900	7,795	5,074	(20,335)	—	25,874
Pro Forma Adjusted EBITDA:
Interest expense on debt	88	—	—	—	20,957	—	21,045
Non-cash interest income	(977)	—	(488)	(3,262)	—	—	(4,727)
Depreciation and amortization	5,035	52	370	—	20	—	5,477
Residual Trusts cash flows	—	—	—	(264)	—	—	(264)
Provision for loan losses	—	—	—	2,651	—	—	2,651
Pro forma synergies	2,185	—	149	—	1,330	—	3,664
Pro forma monetized assets	—	—	—	—	—	—	—
Other	625	18	130	462	6	—	1,241

Total adjustments	6,956	70	161	(413)	22,313	—	29,087

Pro Forma Adjusted EBITDA	$37,396	$2,970	$7,956	$4,661	$1,978	$—	$54,961

	At December 31, 2011
Total assets	$1,298,976	$62,919	$163,009	$1,705,564	$888,254	$(25,135)	$4,093,587

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUES
Servicing revenue and fees	$91,918	$2,267	$186,177	$2,267
Interest income on loans	40,171	41,371	164,794	166,188
Insurance revenue	19,744	2,527	41,651	9,163
Other revenues	4,067	663	9,852	2,876

Total revenues	155,900	46,828	402,474	180,494

EXPENSES
Interest expense	46,857	19,858	136,246	81,729
Salaries and benefits	50,608	8,948	117,736	27,495
Depreciation and amortization	26,676	140	53,078	383
General and administrative	30,614	6,616	78,597	21,289
Provision for loan losses	2,651	1,985	6,016	6,526
Other expenses, net	3,936	1,126	18,073	9,408

Total expenses	161,342	38,673	409,746	146,830

OTHER GAINS (LOSSES)
Net fair value losses	352	—	(1,052)	—
Other	1,758	3,001	2,191	4,681

Total other gains (losses)	2,110	3,001	1,139	4,681

Income (loss) before income taxes	(3,332)	11,156	(6,133)	38,345
Income tax expense (benefit)	600	449	63,162	1,277

Net income (loss)	$(3,932)	$10,707	$(69,295)	$37,068

Basic earnings (loss) per common and common equivalent share	$(0.14)	$0.40	$(2.51)	$1.38
Diluted earnings (loss) per common and common equivalent share	(0.14)	0.40	(2.51)	1.38

Total dividends declared per common and common equivalent share	—	1.00	0.22	2.00

Weighted-average common and common equivalent shares outstanding — basic	28,608,564	26,493,676	27,593,452	26,431,853
Weighted-average common and common equivalent shares outstanding — diluted	28,608,564	26,611,786	27,593,452	26,521,311

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share amounts)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$32,652	$114,352
Restricted cash and cash equivalents	332,428	52,289
Residential loans (includes $672,714 and $0 at fair value)	2,278,402	1,637,392
Allowance for loan losses	(13,824)	(15,907)

Residential loans, net	2,264,578	1,621,485
Receivables, net (includes $81,782 and $0 at fair value)	228,128	3,426
Servicer and protective advances, net	129,261	10,440
Servicing rights, net	250,329	—
Goodwill	470,291	—
Intangible assets, net	137,482	—
Premises and equipment, net	130,410	2,286
Deferred tax asset, net	—	221
Other assets	118,028	90,991

Total assets	$4,093,587	$1,895,490

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $21,515 and $0 at fair value)	$231,476	$41,762
Dividends payable	—	13,431
Servicing advance liabilities	107,039	3,254
Servicer payables	213,698	—
Debt	742,626	—
Mortgage-backed debt (includes $811,245 and $0 at fair value)	2,224,754	1,281,555
Deferred tax liability, net	43,360	—

Total liabilities	3,562,953	1,340,002

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares Issued and outstanding - 0 shares at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares Issued and outstanding - 27,875,158 and 25,785,693 shares at December 31, 2011 and 2010, respectively	279	258
Additional paid-in capital	178,598	127,143
Retained earnings	351,341	426,836
Accumulated other comprehensive income	416	1,251

Total stockholders’ equity	530,634	555,488

Total liabilities and stockholders’ equity	$4,093,587	$1,895,490

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	September 30,	September 30,
	December 31,	December 31,
	2011	2010

Restricted cash and cash equivalents	$59,685	$42,859
Residential loans (includes $672,714 and $0 at fair value)	2,266,965	1,543,047
Allowance for loan losses	(13,604)	(15,217)

Residential loans, net	2,253,361	1,527,830
Receivables, net (includes $81,782 and $0 at fair value)	81,782	—
Other assets	63,498	57,658

Total assets	$2,458,326	$1,628,347

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

	September 30,	September 30,
Payables and accrued liabilities	$10,163	$8,593
Mortgage-backed debt (includes $811,245 and $0 at fair value)	2,224,754	1,281,555

Total liabilities	$2,234,917	$1,290,148

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Core Earnings

and Pro Forma Adjusted EBITDA

For the Three Months Ended December 31, 2011

($ in millions except per share amounts)

	September 30,	September 30,
Core Earnings
	For the three months ended 12/31/2011	For the year ended 12/31/2011
Loss before income taxes	$(3.3)	$(6.1)
Add back:

Step-up depreciation & amortization	21.2	42.3
Transaction & integration related costs	4.3	19.2
Net impact of Non-Residual Trusts	3.2	6.9
Share-based compensation expense	2.3	5.0
Non-cash interest expense	1.2	3.0
Other	(3.0)	(3.3)

Pre-tax core earnings	25.9	67.0

After tax core earnings (38% tax rate)	$16.1	$41.5

Shares outstanding	28.6	27.6

Core EPS	$0.56	$1.50

	September 30,	September 30,	September 30,
Pro Forma Adjusted EBITDA
	For the three months ended 12/31/2011	For the year ended 12/31/2011	Full Year 2011 Combined (1)
Loss before income taxes	$(3.3)	$(6.1)	$(6.1)
Add back:
Depreciation and amortization	26.7	53.1	63.9
Interest expense on debt	21.0	42.2	58.9

EBITDA	44.4	89.2	116.7
Add back:
Transaction and integration costs	4.3	19.2	19.2
Pro forma synergies	3.7	16.8	16.8
Residual Trusts cash flows	(0.3)	9.1	9.1
Net impact of Non-Residual Trusts	3.2	6.9	(5.5)
Provision for loan losses	2.7	6.0	5.9
Non-cash share-based compensation expense	2.3	5.0	33.9
Non-cash interest expense	1.2	3.0	4.4
Green Tree 1H income before income taxes	—	—	45.2

Sub-total	17.1	66.0	129.0
Less:
Non-cash interest income	(4.7)	(17.3)	(21.0)
Pro forma monetized assets	—	(13.3)	(13.3)
Other	(1.8)	(1.1)	(0.4)

Sub-total	(6.5)	(31.7)	(34.7)

Pro Forma Adjusted EBITDA	$55.0	$123.5	$211.0

(1)	Includes adjustment to reflect Green Tree results on a pro forma basis for the full year.

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Non-GAAP Reconciliations above for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies.

Core earnings (pre-tax and after-tax) and core earnings per share may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Pro Forma Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Pro Forma Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of Pro Forma Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Pro Forma Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax),core earnings per share and Pro Forma Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss),income (loss) before income taxes, net income (loss),basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.